MERGER AGREEMENT AND PLAN OF REORGANIZATION

     THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION, (hereinafter the "Agreement") is made and entered into this 27th day of January, 1996, by and between Investment Growth Resources, Inc., a Nevada corporation (hereinafter "IGRI"), and Phoenician Olive Oil, Inc., an Arizona corporation (hereinafter "Phoenician").

                                 RECITALS

     WHEREAS, IGRI desires to merge Phoenician with and into IGRI whereby IGRI shall be the surviving corporate entity pursuant to the terms and conditions set forth herein;

     WHEREAS, all current stockholders of Phoenician desire to exchange all of their shares of Phoenician common stock for shares of IGRI's common stock; and

     WHEREAS, the parties hereto desire to reorganize the management and operations of IGRI, to change its corporate name, and to change its principal place of business.

     NOW, THEREFORE, in consideration of the premises and mutual representations, warranties and covenants herein contained, the parties hereby agree as follows:

                                 ARTICLE I

                       MERGER AND EXCHANGE OF SHARES

SECTION 1.1  Merger and Plan of Reorganization.

     (a) The parties hereto have previously entered into and executed a Letter of Intent dated December 14, 1995 setting forth their intent to enter into this Agreement and to facilitate the transactions provided for herein. The parties therefore agree that this Agreement shall supplant and take precedence over the Letter of Intent and the parties shall proceed with those transactions anticipated in the Letter of Intent and more fully described herein. It is further agreed to by the parties hereto that the transaction contemplated in the Letter of Intent as an acquisition and exchange of shares shall be structured as a merger and as otherwise set forth herein..

     (b) The parties hereby agree that IGRI shall merge Phoenician with and into IGRI with IGRI to be the surviving corporation (hereinafter the "Merger"), and whereby each share of Phoenician common stock currently issued and outstanding at the Effective Time of the Merger, herein defined, shall, by action of the Merger and without any action on the part of the holder thereof, automatically be converted into 11,200,000 shares of authorized but previously unissued common stock of IGRI, par value $.001 per share (the "IGRI Common Stock"), post-split as per Section 1.5(b) below.

     (c) The parties hereto hereby further agree that at or prior to the Effective Time of the Merger:

          (i) management of IGRI shall be reorganized so as to seat the new Board of Directors of IGRI to consist of those persons elected by written consent of a majority of IGRI shareholders;

          (ii) IGRI's corporate name shall be changed to Phoenician Olive Oil International, Inc.;

          (iii) the corporate identity, existence, purposes, powers, franchises, rights, and immunities of Phoenician shall be merged into IGRI and IGRI shall be fully vested therewith;

          (iv) the separate existence of Phoenician, except as specifically otherwise provided by law, shall cease, whereupon Phoenician and IGRI shall become a single corporation;

          (v) the necessary steps shall be taken in order to reflect that IGRI will be principally engaged in the business of gaining control of existing live olive trees and/or acquiring new trees for use in the commercial production of olive oil and in any other act or activity for which a corporation may be organized under the Nevada Revised Statutes ("NRS"); and

          (vi) IGRI's principal place of business shall be moved to Phoenix, Arizona.

SECTION 1.2 Effective Time of the Merger. Subject to satisfaction of the terms and conditions of this Agreement, the parties hereto shall cause the Articles of Merger in substantially the form of
Exhibit 1.2 annexed hereto (the "Articles of Merger"), to be signed, verified and, immediately upon its execution, delivered to the Secretary of State of the State of Nevada. The Effective Time of the Merger shall be the date the Articles of Merger shall have been filed with the State of Nevada and at such time IGRI shall have merged Phoenician with and into IGRI and the separate existence of Phoenician shall cease.

SECTION 1.3  Issuance of Shares.

     (a) Upon the Effective time of the Merger, each share of Phoenician common stock issued and outstanding shall by action of the Merger and without any action on the part of the holder thereof, automatically be converted into 11,200,000 shares of IGRI Common Stock.

     (b) The shares of IGRI Common Stock to be issued hereunder are authorized but previously unissued shares of common stock of IGRI and shall be, when issued, properly authorized, validly issued, fully paid and nonassessable.

     (c) All shares of IGRI Common Stock to be issued hereunder are deemed "restricted securities" as defined by Rule 144 of the Securities Act of 1933 (the "1933 Act"), and the recipients thereof or their designees shall represent that they are acquiring said shares for investment purposes only and without the intent to make a further distribution of the shares. All shares of IGRI Common Stock to be issued under the terms of this Agreement shall be issued pursuant to an exemption from the registration requirements of the 1933 Act, under Section 4(2) of the 1933 Act and the rules and regulations promulgated thereunder. All certificates representing the IGRI Common Stock to be issued hereunder shall bear the following legend:

          The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered for sale, sold or otherwise transferred except in compliance with the registration provisions of such Act or pursuant to an exemption from such registration provisions, the availability of which is to be established to the satisfaction of the Company.

SECTION 1.4 Closing. The closing of this Agreement and the transactions contemplated hereby (the "Closing") shall take place on or about to the 27th day of January, 1996 (the "Closing Date"), unless extended by the mutual assent of the parties hereto, at a time and place to be mutually agreed upon by the parties hereto, and shall be subject to the provisions of ARTICLE X of this Agreement. At the Closing or within thirty (30) days thereafter:

     (a) Holders of Phoenician common stock shall deliver to IGRI all stock certificates representing all of the issued and outstanding shares of Phoenician common stock, duly endorsed, so as to make IGRI the sole holder thereof, free and clear of all claims and encumbrances, and which certificates shall be, upon the issuance of IGRI Common Stock, canceled and deemed void and of no further effect;

     (b) IGRI shall deliver to the holders of Phoenician common stock, stock certificates representing an aggregate of eleven million, one hundred fifty-four thousand, seven hundred twenty-tree (11,154,723) shares of IGRI Common Stock and each certificate representing such shares shall bear a restrictive legend in a form customarily used with restricted securities and as set forth in Section 1.3(c) above;

     (c) Phoenician shall deliver to IGRI all deeds, mortgages, agreements and other pertinent documents evidencing Phoenician's title, interest and ownership of all of its assets and property, a complete list of which shall be attached hereto as Exhibit 1.4 and by this reference made a part hereof;

     (d) IGRI shall deliver an Officer's Certificate as described in Sections 9.1, 9.2 and 9.4 hereof, dated the Closing Date, that all representations, warranties, covenants and conditions set forth herein by IGRI are true and correct as of, or have been fully performed and complied with by, the Closing Date; and

     (e) Phoenician shall deliver an Officer's Certificate as described in Sections 8.1, 8.2 and 8.4 hereof, dated the Closing Date, that all representations, warranties, covenants and conditions set forth herein by Phoenician are true and correct as of, or have been fully performed and complied with by, the Closing Date.

SECTION 1.5 IGRI Special Meeting of Shareholders / Action by Written Consent. In anticipation of this Agreement and prior to the Closing Date, IGRI shall have taken all necessary and requisite corporate action to either (i) call for a Special Meeting of Shareholders to be held on the earliest practical date, or (ii) obtain written consents from shareholders representing a majority of IGRI's outstanding shares of common stock in order to approve and transact the following business:

     (a) To ratify this Agreement and all transactions contemplated hereby;

     (b) To ratify the proposal to effect a one (1) share for fifty (50) shares reverse stock split of IGRI's currently issued and outstanding shares of common stock;

     (c)  To elect a new Board of Directors to consist of  Joseph
     L. Alfano, C. David Callaham, George Cordova, Salvatore R.
     Esposito, Anthony Luick, Jim McDaniel and Michael Nasco, Jr.;

     (d) To amend the Articles of Incorporation to change the corporate name to Phoenician Olive Oil International, Inc., or any other name deemed suitable by the shareholders; and

     (e) To ratify the proposal to authorize and issue an aggregate of 240,000 shares (post-split) of IGRI's authorized but previously unissued common stock to Joseph L. Alfano, Murray Posin and Leonard E. Neilson, in exchange for the forgiveness of certain debts owed by IGRI and in the respective amount to be designated by separate instrument.

SECTION 1.6 Consummation of Transaction. If at the Closing, no condition exists which would permit any of the parties to terminate this Agreement, or a condition then exists and the party entitled to terminate because of that condition elects not to do so, then the transactions herein contemplated shall be consummated upon such date, and then and thereupon, IGRI will file the Articles of Merger and all other necessary documents that may be required by the State of Nevada.

                                ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF IGRI

          IGRI hereby represents, warrants and agrees that:

SECTION 2.1 Organization of IGRI. IGRI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, is duly qualified and in good standing as a foreign corporation in every jurisdiction in which such qualification is necessary, and has the corporate power and authority to own its properties and assets and to transact the business in which it is engaged. There are no corporations or other entities with respect to which (i) IGRI owns any of the outstanding stock or other interest, or (ii) IGRI may be deemed to be in control because of factors or relationships other that the quantity of stock or other interest owned. IGRI has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is the legal, valid and binding obligation of IGRI, enforceable against IGRI in accordance with its respective terms except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally.

SECTION 2.2 Capitalization of IGRI. The authorized capital stock of IGRI consists of 200,000,000 shares of common stock, par value $.001 per share, of which 33,221,833 shares are presently issued and outstanding. All shares of IGRI common stock currently issued and outstanding have been duly authorized and validly issued, are fully paid and non-assessable, and have been issued in compliance with applicable federal and state laws or pursuant to appropriate exemptions therefrom. There are no options, warrants, rights, calls, commitments or agreements of any character obligating IGRI to issue any shares of its capital stock or any security representing the right to purchase or otherwise receive any such stock. IGRI's Class "A" and Class "B" Stock Purchase Warrants previously outstanding expired on December 23, 1995. Shares of IGRI common stock to be issued pursuant to this Agreement, when so issued, will be duly authorized, validly issued, fully paid and non-assessable.

SECTION 2.3 Charter Documents. Complete and correct copies of the Articles of Incorporation and By-Laws of IGRI and all amendments thereto, have been or will be delivered to Phoenician prior to the Closing.

SECTION 2.4 Corporate Documents. The IGRI shareholders' list and corporate minute books are complete and accurate as of the date hereof and the corporate minute books contain the recorded minutes of all corporate meetings of shareholders and directors.

SECTION 2.5 Financial Statements. IGRI's financial statements for the period ended September 30, 1994 and the fiscal years ended December 31, 1993 and 1992, a copy of which is annexed hereto as
Exhibit 2.5 and by this reference made a part hereof, are true and complete in all material respects, having been prepared in accordance with generally accepted accounting principles applied on a consistent basis for the periods covered by such statements, and fairly present, in accordance with generally accepted accounting principles, the financial condition of IGRI, and results of its operations for the periods covered thereby. IGRI represents that it shall, as soon as practical following the Closing, update its financial statements through December 31, 1995. IGRI further represents that its September 30, 1994 financial statements do not depict those certain material changes to the business operation, assets and properties of IGRI as set forth in Section 2.6 below.

SECTION 2.6 Certain Changes or Events. Since the date of the IGRI financial report attached hereto as Exhibit 2.5, IGRI has undergone certain material changes in its financial condition. On January 30, 1995, IGRI executed two agreements, a Stock Sale Agreement and a Stock Acquisition Agreement. As per the terms of the two agreements, IGRI sold all of its real estate assets, properties, and underlying debts and encumbrances in exchange for 71,079,000 shares of IGRI common stock and 48,436 shares of IGRI preferred
stock which were returned to IGRI and cancelled.   As a result of
these transactions, IGRI was left with only nominal assets and a total of 33,221,833 shares of common stock issued and outstanding. These transactions will be depicted in the IGRI financial statements to be prepared for December 31, 1995.

SECTION 2.7 Assets and Liabilities. IGRI does not have any material assets and, as of the date hereof, IGRI does not have any material debts, liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise, whether due or to become due, that are not fully reflected in the IGRI financial statements or otherwise disclosed.

SECTION 2.8 Tax Returns and Payments. IGRI has filed with the appropriate governmental authority tax returns, whether based upon income, sales or franchise, as required by law to be filed on or before the date of this Agreement. IGRI has paid all taxes to be due on said returns, any assessments made against IGRI and all other taxes, fees and similar charges imposed on IGRI by any governmental authority. No tax liens have been filed and no claims are being assessed and no returns are under audit with respect to any such taxes, fees or other similar charges.

SECTION 2.9 Contracts. IGRI is not a party to or bound by any contract or commitment, including guaranty whether written or oral, except as otherwise disclosed in Exhibit 2.9.

SECTION 2.10 Required Authorizations. There have been or will be timely filed, given, obtained or taken, all applications, notices, consents, approvals, orders, registrations, qualifications waivers or other actions of any kind required by virtue of execution and delivery of this Agreement by IGRI or the consummation by it of the transactions contemplated hereby. The IGRI Board of Directors has approved this Agreement and prior to the Closing, a majority of the shareholders of IGRI shall have ratified this Agreement and the transactions contemplated hereunder. Immediately following the Closing, the appropriate corporate filings shall be made with the State of Nevada.

SECTION 2.11 Compliance with Law and Government Regulations. IGRI is in compliance with and is not in violation of, applicable federal, state, local or foreign statutes, laws and regulations (including without limitation, any applicable building, zoning or other law, ordinance or regulation) affecting its properties or the operation of its business. IGRI is not subject to any order, decree, judgment or other sanction of any court, administrative agency or other tribunal.

SECTION 2.12 Securities Regulations. IGRI has filed with the Securities and Exchange Commission (the "Commission") an effective registration statement on Form SB-2 (formerly Form S-18) under the Securities Act of 1933, as amended (the "1933 Act"), and accordingly is required to file with the Commission certain periodic reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). IGRI is presently delinquent in filing certain quarterly and annual reports pursuant to Section 15(d) of the Exchange Act. Upon the execution of this Agreement, IGRI shall cause to be prepared and filed with the Commission all reports and filings necessitated by consummation of the transactions contemplated hereby, and such other reports and filings so as to bring IGRI current in all its filings due and to be deemed a "reporting company" under Section 15(d) of the Exchange Act.

SECTION 2.13 Litigation. There is no litigation, arbitration, proceeding or investigation pending or threatened to which IGRI is a party or which may result in any material change in the business or condition, financial or otherwise, of IGRI or in any of its properties or assets, or which might result in any liability on the part of IGRI, or which questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement, and to the best knowledge of IGRI, there is no basis for any such litigation, arbitration, proceeding or investigation.
SECTION 2.14 Trade Names and Rights. IGRI does not use any trade mark, service mark, trade name, or copyright in its business, nor does it own any trade marks, trade mark registrations or application, trade name, service marks, copyrights, copyright registrations or application. No person owns any trade mark, trade mark registration or application, service mark, trade name, copyright, or copyright registration or application, the use of which is necessary or contemplated in connection with the operation of IGRI's business.

SECTION 2.15 Governmental Consent. No consent, approval, authorization or order of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of IGRI is required in connection with the execution and delivery of this Agreement or the carrying out of any transactions contemplated hereby with the exception of the necessary corporate filings with the State of Nevada relating to the amendment of the Articles of Incorporation and the proposed exchange of shares.

SECTION 2.16 Authority. IGRI's Board of Directors has approved execution of this Agreement and its shareholders will, prior to the Closing, ratify this Agreement and the transactions contemplated hereby and will duly authorize the execution and delivery hereof. IGRI has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby, and all corporate action necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly taken. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by IGRI with the provisions hereof will not (a) conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of IGRI under, any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of IGRI, or any note, bond, mortgage, indenture, license, lease, agreement or any instrument or obligation to which IGRI is a party or by which it is bound; or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to IGRI or any of its properties or assets.

SECTION 2.17 Full Disclosure. None of the representations and warranties made by IGRI herein, or in any exhibit, certificate or memorandum furnished or to be furnished by IGRI, on its behalf pursuant hereto, contains or will contain any untrue statement of material fact, or omits any material fact, the omission of which would be misleading.

                                ARTICLE III

                             COVENANTS OF IGRI

SECTION 3.1 Conduct Prior to the Closing. Between the date hereof and the Closing:

     (a) IGRI will not enter into any material agreement, contract or commitment, whether written or oral, or engage in any transaction, without the prior written consent of Phoenician;

     (b) IGRI will not declare any dividends or distributions with respect to its capital stock or amend its Articles of Incorporation or By-Laws, without the prior written consent of Phoenician;

     (c) IGRI will not authorize, issue, sell, purchase or redeem any shares of its capital stock or any options or other rights to acquire its capital stock, without the prior written consent of Phoenician;

     (d) IGRI will comply with all requirements which federal or state law may impose on it with respect to this Agreement and the transactions contemplated hereby, and will promptly cooperate with and furnish written information to Phoenician in connection with any such requirements imposed upon the parties hereto in connection therewith;

     (e) IGRI will not incur any indebtedness for money borrowed, or issue or sell any debt securities, incur or suffer to be incurred any liability or obligation of any nature whatsoever, or cause or permit any lien, encumbrance or security interest to be created or arise on or in any of its properties or assets, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount or enter into any other transaction other than in the regular course of business, except to comply with the terms of this Agreement, without the prior written consent of Phoenician;

     (f) IGRI shall grant to Phoenician and its counsel, accountants and other representatives, full access during normal business hours during the period prior to the Closing to all its respective properties, books, contracts, commitments and records and, during such period, furnish promptly to Phoenician and such representatives all information relating to IGRI as Phoenician may reasonably request, and shall extend to Phoenician the opportunity to meet with IGRI's accountants and attorneys to discuss the financial condition of IGRI; and

     (g) Except for the transactions contemplated by this Agreement, IGRI will conduct its business in the normal course, and shall not sell, pledge or assign any of its assets without the prior written consent of Phoenician.

SECTION 3.2 Affirmative Covenants. Prior to Closing, IGRI will do the following:

     (a) Use its best efforts to accomplish all actions necessary to consummate this Agreement, including satisfaction of all the conditions contained in this Agreement;

     (b) Promptly notify Phoenician in writing of any material adverse change in the financial condition, business, operations or key personnel of IGRI, any threatened material litigation or investigation, any breach of its representations or warranties contained herein, and any material contract, agreement, license or other agreement which, if in effect on the date of this Agreement, should have been included in this Agreement or in an exhibit annexed hereto and made a part hereof;

     (c)  Obtain approval of this Agreement from its shareholders;

     (d) Accept the resignation of Murray Posin, a current director of IGRI, and cause to be nominated immediately a new Board of Directors consisting of the following nominees:
     Joseph L. Alfano, C. David Callaham, George Cordova, Salvatore
     R. Esposito, Anthony Luick, Jim McDaniel and Michael Nasco,
     Jr. ;

     (e) Reserve, and promptly after the Closing, issue and deliver to the shareholders of Phoenician or their designees the number of shares of IGRI common stock required hereunder;

     (f) Reserve, and promptly after the Closing, issue and deliver to those persons designated in Sections 1.5(e) and 6.3 hereof, the 240,000 shares of IGRI common stock as provided for in said Sections;

     (g) Take the necessary corporate action to amend its Articles of Incorporation to change its name to Phoenician Olive Oil, Inc. or any other name deemed suitable and approved by the shareholders; and

     (h) Take all other necessary corporate actions to accomplish those items set forth in Section 1.5 hereof.

                                ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF PHOENICIAN

     Phoenician hereby represents, warrants and agrees that:

SECTION 4.1 Organization of Phoenician. Phoenician is a corporation duly organized, validly existing and in good standing under the laws of Arizona and is duly qualified and in good standing in every jurisdiction in which such qualification is necessary. There are no corporations or other entities with respect to which (i) Phoenician owns any of the outstanding stock or other interest, or (ii) Phoenician may be deemed to be in control because of factors or relationships other than the percentage of outstanding stock or other interest owned in such entity, except as otherwise disclosed in Exhibit 4.1 annexed hereto and by this reference made a part hereof. Phoenician has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

 SECTION 4.2 Charter Documents. Complete and correct copies of the Articles of Incorporation and By-Laws of Phoenician and all amendments thereto, have been or will be delivered to IGRI prior to the Closing.

SECTION 4.3 Financial Statements / Assets and Liabilities. Phoenician's financial statements for the period ended __________________, 1995 (which shall be updated through the period ended December 31, 1995 as soon as practical), a copy of which is annexed hereto as Exhibit 4.3 and by this reference made a part hereof, are true and complete in all material respects, having been prepared in accordance with generally accepted accounting principles applied on a consistent basis for the periods covered by such statements, and fairly present the financial condition of Phoenician and results of its operations for the periods covered thereby. Phoenician has good and marketable title to all of its assets and property to be delivered to IGRI hereunder, free and clear of any and all liens, claims and encumbrances, except as may be otherwise set forth herein and in its financial statements or as otherwise set forth in Exhibit 1.4.

SECTION 4.4 Tax Returns and Payments. All of Phoenician's tax returns (federal, state, city, county or foreign) which are required by law to be filed on or before the date of this Agreement, have been duly filed or extended with the appropriate governmental authority. Phoenician has paid all taxes to be due on said returns, any assessments made against Phoenician and all other taxes, fees and similar charges imposed on Phoenician by any governmental authority (other than those, the amount or validity of which is being contested in good faith by appropriate proceedings). No tax liens have been filed and no claims are being assessed with respect to any such taxes, fees or other similar charges.

SECTION 4.5 Required Authorizations. There have been or will be timely filed, given, obtained or taken, all applications, notices, consents, approvals, orders, registrations, qualifications waivers or other actions of any kind required by virtue of execution and delivery of this Agreement by Phoenician or the consummation by it of the transactions contemplated hereby.

SECTION 4.6  Compliance with Law and Government Regulations.
Phoenician is in compliance with all applicable statutes, regulations, decrees, orders, restrictions, guidelines and standards affecting its properties and operations, imposed by the State of Arizona, the United States of America or any state to which Phoenician is subject.

SECTION 4.7 Litigation. With the exception of any disclosure set forth in an exhibit attached hereto, there is no material litigation, arbitration, proceeding or investigation pending or threatened to which Phoenician is a party or which may result in any material change in the business or condition, financial or otherwise, of Phoenician or in any of its properties or assets, or which if determined against Phoenician would have a material adverse effect against Phoenician, or which might result in any liability on the part of Phoenician, or which questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement, and to the best knowledge of Phoenician, there is no basis for any such litigation, arbitration, proceeding or investigation except as otherwise set forth herein.

SECTION 4.8  Patents, Trademarks, Rights and Technology.  Exhibit
4.8 annexed hereto and by this reference made a part hereof, contains a complete list of all patents, trademarks, service marks, trademark and service mark registrations, applications and licenses with respect to the foregoing owned or held by Phoenician. Phoenician has no knowledge of any facts and nothing has come to its attention that would lead it to believe that it has infringed or misappropriated or is infringing upon any trademark, copyright, patent or other similar right of any person. No claim relating thereto is pending or to the knowledge of Phoenician is threatened. Phoenician further represents and warrants that its present technology, systems and products are commercially viable and fully operational as previously represented and demonstrated to IGRI.

SECTION 4.9 Governmental Consent. No consent, approval, authorization or order of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of Phoenician is required in connection with the execution and delivery of this Agreement or the carrying out of any transactions contemplated hereby.

SECTION 4.10 Authority. Phoenician and its shareholders representing at least a majority of the issued and outstanding shares of Phoenician capital stock of record, have approved this Agreement and duly authorized the execution and delivery hereof. Phoenician has full power, authority and legal right to enter into this Agreement on behalf of Phoenician and its shareholders and to consummate the transactions contemplated hereby, and all corporate action necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly taken. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Phoenician with the provisions hereof will not (a) conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Phoenician under, any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of Phoenician, or any note, bond, mortgage, indenture, license, agreement or any instrument or obligation to which Phoenician is party or by which it is bound; or
(b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Phoenician or any of its properties or assets. Execution of this Agreement represents and acknowledges that the Phoenician Board of Directors and a majority of its shareholders have ratified this Agreement and agreed to proceeds as per the terms stated herein.

SECTION 4.11 Investment Purpose . Phoenician represents that it shall acquire from each of the recipients of the IGRI Shares to be issued hereunder a representation that each shareholder is acquiring the shares for investment purposes only and acknowledges that the IGRI Shares issued hereunder are "restricted securities" and may not be sold, traded or otherwise transferred without registration under the 1933 Act or exemption therefrom.

SECTION 4.12 Full Disclosure. None of the representations and warranties made by Phoenician herein, or in any exhibit, certificate or memorandum furnished or to be furnished by IGRI, on its behalf, contains or will contain any untrue statement of material fact, or omit any material fact, the omission of which would be misleading.

                                 ARTICLE V

                          COVENANTS OF PHOENICIAN

SECTION 5.1 Conduct Prior to the Closing. Between the date hereof and the Closing:

     (a) Except within the regular course of business, Phoenician and its subsidiaries will not enter into any material agreement, contract or commitment, whether written or oral, or engage in any transaction, without the consent of IGRI;

     (b) Phoenician and its subsidiaries will not declare any dividends or distributions with respect to its capital stock or amend its Articles of Incorporation or By-Laws, without the prior consent of IGRI;

     (c) Except within the regular course of business, Phoenician and its subsidiaries will not incur any indebtedness for money borrowed or issue any debt securities, or incur or suffer to be incurred any liability or obligation of any nature whatsoever, or cause or permit any lien, encumbrance or security interest to be created or arise on or in any of its properties or assets, without the consent of IGRI;

     (d) Phoenician will comply with all requirements which federal or state law may impose on it with respect to this Agreement and the transactions contemplated hereby, and will promptly cooperate with and furnish information to IGRI in connection with any such requirements imposed upon the parties hereto in connection therewith; and

     (e) Phoenician shall grant to IGRI and its counsel, accountants and other representatives, full access during normal business hours during the period prior to the Closing to all its respective properties, books, contracts, commitments and records and, during such period, furnish promptly to IGRI and such representatives all information relating to Phoenician as IGRI may reasonably request, and shall extend to IGRI the opportunity to meet with Phoenician's accountants and attorneys to discuss the financial condition of Phoenician.

SECTION 5.2 Affirmative Covenants. Prior to Closing, Phoenician will do the following:

     (a) Use its best efforts to accomplish all actions necessary to consummate this Agreement, including satisfaction of all the conditions contained in this Agreement;

     (b) Provide to IGRI the sum of $57,500 for payment at the Closing of certain debts owed by IGRI and for certain costs and expenses related to the transactions contemplated by this Agreement, to be paid to those persons and in the respective amounts to be designated by separate document and as otherwise provided by Sections 1.5(e) and 6.3 hereof.

     (c) Promptly notify IGRI in writing of any materially adverse change in the financial condition, business, operations or key personnel of Phoenician, any breach of its representations or warranties contained herein, and any material contract, agreement, license or other agreement which, if in effect on the date of this Agreement, should have been included in this Agreement.

                                ARTICLE VI

                           ADDITIONAL AGREEMENTS

SECTION 6.1 Expenses. Whether or not the transactions contemplated in this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense or as otherwise agreed to herein. Certain expenses related to this Agreement shall be paid as provided by
Section 6.3 below.

SECTION 6.2 Brokers and Finders. Each of the parties hereto represents, as to itself, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

SECTION 6.3 Payment of Certain Debts and Obligations. In exchange for the forbearance and cancellation of certain debts and obligations previously owed by IGRI, the parties hereto agree that at the Closing, IGRI shall cause to be issued the aggregate of 240,000 shares of authorized but previously unissued IGRI common stock (post-split) to Joseph L. Alfano, Murray Posin and Leonard E. Neilson, in the respective amounts to be designated by separate document. These 240,000 shares shall be deemed restricted securities and certificates representing the shares shall bear the appropriate restrictive legend. The parties hereto further agree that at the Closing, IGRI shall pay the aggregate sum of $57,500 to Joseph L. Alfano, Murray Posin, Leonard E. Neilson and Jones, Jensen & Company, in payment of certain debts owed by IGRI and for certain costs and expenses related to the transactions contemplated by this Agreement. The money is to be paid to the aforementioned persons and entity in the respective amounts to be designated by separate document. Phoenician agrees that it will pay to IGRI at the Closing the $57,500 for the payment of these obligations.

SECTION 6.4 Lock-up Agreements. The parties hereto agree that at the Closing, IGRI will deliver to Phoenician executed Lock-up Agreements representing at least shares of IGRI common stock (post-split), whereby those IGRI shareholders executing such Lock-up Agreements shall agree to not sell, assign, hypothecate, or otherwise transfer their respective shares of IGRI common stock subject to the Lock-up Agreements for a period of one (1) year from the date of the Closing of this Agreement.

 SECTION 6.5 Necessary Actions. Subject to the terms and conditions herein provided, each of the parties hereto agree to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In the event at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of IGRI or Phoenician, as the case may be, shall take all such necessary action.

SECTION 6.6  Indemnification.

     (a) Phoenician agrees to defend and hold IGRI harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney fees, that IGRI shall incur or suffer, which arise out of, result from or relate to any material breach of, or failure by Phoenician to perform any of its representations, warranties, covenants and agreements in this Agreement or in any exhibit or other instrument furnished or to be furnished by Phoenician under this Agreement.

     (b) IGRI agrees to defend and hold Phoenician harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney fees, that Phoenician shall incur or suffer, which arise out of, result from or relate to any material breach of, or failure by IGRI to perform any of its representations, warranties, covenants and agreements in this Agreement or in any exhibit or other instrument furnished or to be furnished by IGRI under this Agreement.

SECTION 6.7 Confidentiality. All parties hereto agree to keep confidential this Agreement and all information and documents relating to this Agreement until such time as the Agreement and the transactions contemplated hereunder are made public by means of an appropriate press release or by any other means reasonably assured to make such information publicly available. It is the intent of the parties hereto that as soon as practical following the execution of this Agreement, IGRI and Phoenician shall cause to be prepared and distributed in the appropriate manner a press release publicly announcing the execution of the Agreement.

                                ARTICLE VII

                 CONDITIONS TO OBLIGATIONS OF THE PARTIES

     The obligations of the parties under this Agreement are subject to the fulfillment and satisfaction of each of the following conditions:

SECTION 7.1 Legal Action. No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of this Agreement or any of the transactions contemplated by this Agreement shall have been issued and remain in effect.

 SECTION 7.2 Absence of Termination. The obligations to consummate the transactions contemplated hereby shall not have been canceled pursuant to Article X hereof.

SECTION 7.3 Required Approvals. IGRI and Phoenician shall have received all such approvals, consents, authorizations or modifications as may be required to permit the performance by IGRI and Phoenician of the respective obligations under this Agreement, and the consummation of the transactions herein contemplated, whether from governmental authorities or other persons, and IGRI and Phoenician shall each have received any and all permits and approvals from any regulatory authority having jurisdiction required for the lawful consummation of this Agreement.

SECTION 7.4 Blue Sky Compliance. There shall have been obtained any and all permits, approvals and consents of the Securities or "Blue Sky" Commissions of any jurisdictions, and of any other governmental body or agency, which counsel for IGRI may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement may be in compliance with all applicable laws.

                               ARTICLE VIII

                CONDITIONS PRECEDENT TO OBLIGATIONS OF IGRI

     All obligations of IGRI under this Agreement are subject to the fulfillment and satisfaction by Phoenician prior to or at the time of the Closing, of each of the following conditions, any one or more of which may be waived by IGRI.

SECTION 8.1 Representations and Warranties True at the Closing. All representations and warranties of Phoenician contained in this Agreement will be true and correct at and as of the time of the Closing, and Phoenician shall have delivered to IGRI certificates, dated the date of the Closing, to such effect and in the form and substance satisfactory to IGRI, and signed, in the case of Phoenician, by its president and secretary.

SECTION 8.2 Performance. The obligations of Phoenician to be performed on or before the Closing pursuant to the terms of this Agreement shall have been duly performed at such time, and Phoenician shall have delivered to IGRI a certificate, dated the date of the Closing, to such effect and in form and substance satisfactory to IGRI.

SECTION 8.3 Authority. All action required to be taken by, or on the part of Phoenician and its shareholders to authorize the execution, delivery and performance of this Agreement by Phoenician and the consummation of the transactions contemplated hereby, shall have been duly and validly taken.

SECTION 8.4 Absence of Certain Changes or Events. There shall not have occurred, since the date hereof, any adverse change in the business, condition, (financial or otherwise), assets or liabilities of Phoenician or any event or condition of any character adversely affecting Phoenician, and it shall have delivered to IGRI, certificates, dated the date of the Closing, to such effect and in form and substance satisfactory to IGRI and signed, in the case of Phoenician, by its president and secretary.

                                ARTICLE IX

             CONDITIONS PRECEDENT TO OBLIGATIONS OF PHOENICIAN

     All obligations of Phoenician under this Agreement are subject to the fulfillment and satisfaction by IGRI, prior to or at the time of Closing, of each of the following conditions, any one or more of which may be waived by Phoenician.

SECTION 9.1 Representations and Warranties True at the Closing. All representations and warranties of IGRI contained in this Agreement will be true and correct at and as of the time of the Closing, and IGRI shall have delivered to Phoenician a certificate, dated the date of the Closing, to such effect and in the form and substance satisfactory to Phoenician, and signed, in the case of IGRI, by its president and secretary.

SECTION 9.2 Performance. Each of the obligations of IGRI to be performed on or before the Closing pursuant to the terms of this Agreement shall have been duly performed at the time of the Closing, and IGRI shall have delivered to Phoenician a certificate, dated the date of the Closing, to such effect and in form and substance satisfactory to Phoenician, and signed, in the case of IGRI, by its president and secretary.

SECTION 9.3 Authority. All action required to be taken by, or on the part of IGRI, to authorize the execution, delivery and performance of this Agreement by IGRI, and the consummation of the transactions contemplated hereby shall be duly and validly taken.

SECTION 9.4 Absence of Certain Changes or Events. There shall not have occurred, since the date hereof, any adverse change in the business, condition, (financial or otherwise), assets or liabilities of IGRI or any event or condition of any character adversely affecting IGRI and it shall have delivered to Phoenician, certificates, dated the date of the Closing, to such effect and in form and substance satisfactory to Phoenician, in the case of IGRI, by its president and secretary.

SECTION 9.5 Action by IGRI Shareholders. Prior to the Closing of this Agreement, the shareholders of IGRI shall have ratified this Agreement and the transactions contemplated hereunder, and shall have approved the amendments to the IGRI Articles of Incorporation and elected new directors as set forth in Section 1.5 above.
Murray Posin, a current director and officer of IGRI, shall have submitted his resignations as a director and officer of IGRI, effective on the Closing of this Agreement or at such other time as mutually agreed to by IGRI and Phoenician.

                                 ARTICLE X

                                TERMINATION

SECTION 10.1 Termination. Notwithstanding anything herein or elsewhere to the contrary, this Agreement may be terminated:

     (a) By mutual agreement of all the parties hereto at any time;

     (b) By the board of directors of IGRI at any time prior to the Closing if:

          (i) a condition to performance by IGRI under this Agreement or a covenant of Phoenician contained herein shall not be fulfilled on or before the time of the Closing or at such other time and date specified for the fulfillment for such covenant or condition; or

          (ii) a material default or breach of this Agreement shall be made by Phoenician.

     (c) By the board of directors of Phoenician at any time prior to the Closing if:

          (i) a condition to Phoenician's performance under this Agreement or a covenant of IGRI contained in this Agreement shall not be fulfilled on or before the Closing or at such other time and date specified for the fulfillment of such covenant or conditions; or

          (ii) a material default or breach of this Agreement shall be made by IGRI.

SECTION 10.2 Effect of Termination. If this Agreement is terminated, this Agreement, except as to Section 11.1 and Section 11.2, shall no longer be of any force or effect and there shall be no liability on the part of any party or its respective directors, officers or stockholders; provided however, that in the case of a Termination without cause by a party or a termination pursuant to Sections 10.1(b)(i) or 10.1(c)(i) hereof because of a prior material default under or a material breach of this Agreement by another party, the damages which the aggrieved party or parties may recover from the defaulting party or parties shall in no event exceed the amount of out-of-pocket costs and expenses incurred by such aggravated party or parties in connection with this Agreement, and no party to this Agreement shall be entitled to any injunctive relief.

                                ARTICLE XI

                               MISCELLANEOUS

 SECTION 11.1 Cost and Expenses. All costs and expenses incurred in connection with this Agreement will be paid by the party incurring such expenses unless otherwise expressly provided for herein. In the event of any termination of this Agreement pursuant to Section 10.1, subject to the provisions of Section 10.2, IGRI and Phoenician will each bear their own respective expenses.

SECTION 11.2 Extension of Time: Waivers. At any time prior to the Closing date:

     (a) IGRI may (i) extend the time for the performance of any of the obligations or other acts of Phoenician, (ii) waive any inaccuracies in the representations and warranties of Phoenician contained herein or in any document delivered pursuant hereto by Phoenician, and (iii) waive compliance with any of the agreements or conditions contained herein to be performed by Phoenician. Any agreement on the part of IGRI to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of IGRI;

     (b) Phoenician may (i) extend the time for the performance of any of the obligations or other acts of IGRI, (ii) waive any inaccuracies in the representations and warranties of IGRI contained herein or in any document delivered pursuant hereto by IGRI and (iii) waive compliance with any of the agreements or conditions contained herein to be performed by IGRI. Any agreement on the part of Phoenician to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of Phoenician.

SECTION 11.3 Notices. Any notice to any party hereto pursuant to this Agreement shall be in writing and given by Certified or Registered Mail or by facsimile, addressed as follows:

                                             Copy to:
Investment Growth Resources, Inc.     c/o Leonard E. Neilson
 4180 Flamingo Crest Drive  #3            Attorney at Law
    Las Vegas, Nevada 89121       1121 East 3900 South, Suite 200
                                     Salt Lake City, Utah 84124

                                             Copy to:
  Phoenician Olive Oil, Inc.              Michael Widener
       3720 East Kachina         c/o Bonnett, Fairbourn, Friedman
    Phoenix, Arizona 85044                   & Balint
                                    4041 North Central Avenue,
                                            Suite 1100
                                      Phoenix, Arizona 85012

     Additional notices are to be given as to each party, at such other address as should be designated in writing complying as to delivery with the terms of this Section 11.3. All such notices shall be effective when sent, addressed as aforesaid.

SECTION 11.4 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

SECTION 11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together shall constitute one document. The delivery by facsimile of an executed counterpart of this Agreement shall be deemed to be an original and shall have the full force and effect of an original executed copy.

SECTION 11.6 Severability. The parties hereto agree and affirm that none of the provisions herein is dependent upon the validity of any other provision, and if any part of this Agreement is deemed to be unenforceable, the remainder of the Agreement shall remain in full force and effect.

SECTION 11.7 Headings. The Article and Section headings are provided herein for convenience of reference only and do not constitute a part of this Agreement.

SECTION 11.8 Governing Law. This Agreement shall be governed by the laws of the State of Nevada. Any action to enforce the provisions of this Agreement shall be brought in a court of competent jurisdiction in the State of Nevada and in on other place.

SECTION 11.9 Survival of Representations and Warranties. All terms, conditions, representations and warranties set forth in this Agreement or in any instrument, certificate, opinion, or other writing providing for in it, shall survive the Closing and the delivery of the IGRI Shares issued hereunder at the Closing, for a period of one year from the Closing regardless of any investigation made by or on behalf of any of the parties hereto.

SECTION 11.10  General Release.   Each of the parties to this
Agreement hereby releases and discharges the other party together with such other party's officers, directors, employees, agents, assigns, attorneys, accountants and affiliates, whether herein named or referred to or not, of and from any and all claims, causes of action, debts, duties, liabilities and obligations of any and every sort or nature, wherever and however arising, which against the other party it now has or ever had or which it or its assigns hereafter may or can have, from any time up to and including the Closing of this Agreement and the Effective Time of the Merger contemplated hereby.

SECTION 11.11 Assignability. This Agreement shall not be assignable by any of the parties hereto without the prior written consent of the other parties.

SECTION 11.12 Amendment. This Agreement may be amended with the approval of the boards of directors of IGRI and Phoenician at any time before or after approval thereof by stockholders of IGRI, if required, and Phoenician; but after such approval by the IGRI shareholders, no amendment shall be made which substantially and adversely changes the terms hereof. This Agreement may not be amended except by an instrument, in writing, signed on behalf of each of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in a manner legally binding upon them as of the date first above written.


               "IGRI"
      INVESTMENT GROWTH RESOURCES, INC.
                                                  Attest:


By: ___________________________         _________________________
Its:  President                         Secretary

            "Phoenician"
     PHOENICIAN OLIVE OIL, INC.
                                                  Attest:


By: ____________________________        __________________________
Its:  President                         Secretary